Registration No. 333-
As filed with the Securities and Exchange Commission on February 9, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Rochester Medical Corporation
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1613227 (I.R.S. Employer Identification No.)
One Rochester Medical Drive
Stewartville, Minnesota 55976
(Address of principal executive offices,
including zip code)
ROCHESTER MEDICAL CORPORATION
2010 STOCK INCENTIVE PLAN
(Full title of the plan)
Anthony J. Conway
Chief Executive Officer
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
(507) 533-9600
(Name, address and telephone number,
including area code, of agent for service)
Include by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities to be	Amount	offering price per	aggregate offering	Amount of
registered	to be registered (1)(2)	share (3)	price (3)	registration fee
Common Stock, no par value per share	1,000,000 Shares	$11.58	$11,580,000	$825.65

(1)	Represents the aggregate number of shares of common stock of Rochester Medical Corporation that may be offered or sold pursuant to the Rochester Medical Corporation 2010 Stock Incentive Plan.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock being registered is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum offering price is based on the average of the high and low prices of Rochester Medical Corporation common stock as reported on the NASDAQ Global Market on February 5, 2010.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents which have been filed with the Securities and Exchange Commission (the “SEC”) by Rochester Medical Corporation (“Rochester Medical” or the “Company”) are incorporated by reference in this registration statement:
(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2009, filed with the SEC on December 11, 2009;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2009, filed with the SEC on February 9, 2010;

(c)	The Company’s Current Reports on Form 8-K filed with the SEC on November 19, 2009 and February 1, 2010; and

(d)	The description of the Company’s common stock contained in Item 1 of the Registration Statement on Form 8-A filed December 10, 1990, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form S-8 and prior to the termination of the offering described herein.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to a filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or superceded such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521 of the Minnesota Statutes provides that a corporation shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the corporation. As required, we will indemnify that person against judgments, penalties, fines, settlements and reasonable expenses if the officer or director:
•	has not been indemnified by another organization or employee benefit plan;

•	acted in good faith;

•	received no improper personal benefit and Section 302A.255 regarding director conflicts of interests, if applicable, has been satisfied;
•	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

•	reasonably believed that the conduct was in the best interests of the corporation or, in the case of an officer or director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the corporation.
Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to whether indemnification is required is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.
     Minnesota law and the Company’s bylaws provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with the Company against judgments, penalties, fines, settlements, and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.
     The Company maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

5	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of McGladrey & Pullen LLP.

24	Power of Attorney (included on signature page).
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stewartville, State of Minnesota, on February 9, 2010.

Rochester Medical Corporation
By:	/s/ Anthony J. Conway
Anthony J. Conway
Chairman of the Board, President and, Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony J. Conway and David A. Jonas, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign one or more Registration Statements on Form S-8, and any and all amendments (including post-effective amendments) thereto, relating to the issuance of shares of common stock of Rochester Medical Corporation pursuant to the Rochester Medical Corporation 2010 Stock Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with such state commissions and other agencies as necessary, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on February 9, 2010.

Signature	Title

/s/ Anthony J. Conway	Chairman of the Board, President and
Anthony J. Conway	Chief Executive Officer (principal executive officer)

/s/ David A. Jonas David A. Jonas	Director, Chief Financial Officer, Treasurer and Secretary (principal financial and accounting officer)

/s/ Darnell L. Boehm Darnell L. Boehm	Director

/s/ Roger W. Schnobrich Roger W. Schnobrich	Director

/s/ Benson Smith Benson Smith	Director

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Dorsey & Whitney LLP.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5).

23.2	Consent of Grant Thornton LLP.

23.3	Consent of McGladrey & Pullen LLP.

24	Power of Attorney (included on signature page).